Exhibit 4i
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Archer-Daniels-Midland Company (the “Company”) has two classes of securities registered under Section 12(b) of the Securities Exchange Act of 1934 and listed on The New York Stock Exchange: (i) common stock, no par value, and (ii) 1.000% Notes due 2025.

DESCRIPTION OF COMMON STOCK

The summary of the general terms and provisions of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Certificate of Incorporation, as amended (the “Certificate”), and the Bylaws, as amended (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capital Stock

The Company’s board of directors (the “Board”) has authorized capital stock consisting of 1,000,000,000 shares of common stock and 500,000 shares of preferred stock, all without par value. The outstanding shares of common stock are fully paid and nonassessable.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders.

No Cumulative Voting

No holder of capital stock, or of any class or classes or of a series or series thereof, is entitled to cumulate votes for the election of directors of the Company.

No Preemptive Rights

Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company’s capital stock.

Dividends

The Board may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of common stock, subject to the rights, if any, of preferred stockholders.

Right to Receive Liquidation Distributions

Upon the liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any preferred stock.

Subject to Preferred Stock

The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

The Company has no shares of preferred stock outstanding. The Board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. If the Company issues preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Potential Anti-Takeover Effects

Some provisions of our Charter Documents may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. This could limit the price that certain investors might be willing to pay in the future for our common stock.

Among other things, our Charter Documents allow the Company to:

•issue preferred stock without any vote or further action by our stockholders;

•eliminate the right of stockholders to act by written consent without a meeting; and

•specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings.

The Company is subject to provisions of Delaware law that could also delay or make more difficult a merger, tender offer or proxy contest involving the Company. In particular, Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from such interested stockholder’s acquisition (together with affiliates or associates) of 15% of more of our voting stock unless the transaction meets certain conditions.

The possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company’s common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Hickory Point Bank and Trust, fsb.

Listing

The Company’s Common Stock is listed on The New York Stock Exchange under the trading symbol “ADM.”

DESCRIPTION OF DEBT SECURITIES

The following description of the Company’s 1.000% Notes due 2025 (the “Notes”) is a summary and does not purport to be complete. This description is qualified in its entirety by reference to Indenture, dated as of October 16, 2012, by and between the Company and The Bank of New York Mellon, as Trustee (the “Indenture”). References in this section to the “Company,” “us,” “we” and “our” are solely to Archer-Daniels-Midland Company and not to any of its subsidiaries, unless the context requires otherwise.

The Notes were issued under the Indenture, which provides that debt securities may be issued under the Indenture from time to time in one or more series. The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York. The Notes will initially be limited to €650,000,000 aggregate principal amount, however, the Indenture does not limit the amount of debt securities that we may issue under that Indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the issue date and, in some cases, the public offering price, the initial interest accrual date, and the initial interest payment date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The 2025 Notes

We issued €650,000,000 aggregate principal amount of the Notes on September 5, 2018. The maturity date of the Notes is September 12, 2025, and interest at a rate of 1.000% per annum is paid annually in arrears on September 12 of each year, beginning on September 12, 2019, and on the maturity date. As of December 31, 2023, €650,000,000 aggregate principal amount of the Notes was outstanding.

Ranking

The Notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured obligations from time to time outstanding. The Notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the Notes with respect to those assets. The Notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary.

Payment on the Notes

All payments of principal of, and premium, if any, and interest on, the Notes, and additional amounts, if any, including any payments made upon any applicable redemption of the Notes will be made in euro. If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used.

Payment of Additional Amounts

All payments in respect of the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law.

In the event such withholding or deduction is required by law, we will pay such additional amounts on the Notes as are necessary in order that the net payment of the principal of, and premium, if any, and interest on, the Notes, after such withholding or deduction will not be less than the amount provided in the Notes to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(1)any tax, assessment or other governmental charge that would not have been imposed but for the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as: (a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the United States dollar as its functional currency; (b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States; (c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax; (d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder or any successor provision; or (e) being a bank described in section 881(c)(3)(A) of the Code;

(2)any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or premium, if any, or interest on any Note if that payment can be made without withholding by any other paying agent;

(5)any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Council Directive on the taxation of savings;

(8)to any tax, assessment or other governmental charge required to be withheld by the London Paying Agent from any payment of principal of, or premium, if any, or interest on such note, if such payment can be made without such withholding by at least one other paying agent;

(9)to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of such note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10)to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code, the Foreign Account Tax Compliance Act, and related treasury regulations and pronouncements, or any successor provisions and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(11)in the case of any combination of items listed above.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except under certain circumstances, we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts with respect to the Notes, then we may at any time at our option, having given not less than 30 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest on the Notes to, but excluding, the date fixed for redemption.

Sinking Fund

The Notes will not be entitled to any sinking fund.

Optional Redemption

We may redeem the Notes at our option, either in whole at any time or in part from time to time prior to June 12, 2025 (three months prior to the maturity date of the Notes, the “Par Call Date”), at a redemption price for the Notes to be redeemed on any redemption date equal to the greater of the following amounts:

•100% of the principal amount of the Notes being redeemed on the redemption date; or

•the sum of the present values of the remaining scheduled payments of principal and interest that would have been payable if the Notes being redeemed on that redemption date matured on the Par Call Date (excluding interest accrued to the redemption date), determined by discounting to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points;

plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

In addition, we may redeem all or part of the Notes at any time or from time to time on and after the Par Call Date, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes (assuming, for this purpose, that the Notes matured on the Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers that we appoint as the Independent Investment Banker from time to time.

“Reference Bond Dealer” means each of Barclays Bank PLC, BNP Paribas and MUFG Securities EMEA plc, and their respective successors.

Covenants

The following definitions describe certain covenants contained in the Indenture.

“Attributable Debt” means:

•the balance sheet liability amount in respect of capital leases, plus

•the amount of future minimum operating lease payments, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report to Stockholders reflecting that calculation.

The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of:

•the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty, or

•the aggregate amount of lease payments required to be made during the remaining term of the lease.

“Consolidated Net Tangible Assets” means the total amount of our assets, minus applicable reserves and other properly deductible items, minus

•all current liabilities, excluding Funded Debt classified as such by reason of being renewable or extendible, and

•all goodwill, trade names, patents, unamortized debt discount and expense, and other similar intangibles to the extent not deducted as reserves and deductible items set forth above, all as set forth on our most recent consolidated balance sheet.

“Funded Debt” means:

•Indebtedness that matures more than 12 months after the time of the computation of the amount thereof or that is extendible or renewable to a time more than 12 months after the time of the computation of the amount thereof;

•all guarantees of any such Indebtedness or of dividends, other than any guarantee in connection with the sale or discount by us or any Restricted Subsidiary of accounts receivable, trade acceptances and other paper arising in the ordinary course of business; and

•all preferred stock of any Subsidiary, taken at the greater of its voluntary or involuntary liquidation price at the time of any calculation hereunder, but exclusive of accrued dividends, if any.

Funded Debt does not, however, include any amount in respect of obligations under leases, or guarantees of obligations, whether or not such obligations or guarantees would be included as liabilities on a balance sheet.

“Indebtedness” means:

•all items of indebtedness or liability, except capital and surplus, that would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined; and

•guarantees, endorsements (other than for purposes of collection) and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless the amount is included in the preceding bullet point.

Indebtedness does not, however, include any obligations or guarantees of obligations relating to lease rentals, even if the obligations or guarantees of obligations relating to lease rentals would be included as liabilities on the consolidated balance sheet of us and our Restricted Subsidiaries.

“Principal Domestic Manufacturing Property” means any building, structure or other facility, together with the land on which it is erected and fixtures that are part of such building, located in the United States that is used by us or our Subsidiaries primarily for manufacturing, processing or warehousing, the gross book value of which exceeds 1% of our Consolidated Net Tangible Assets, other than any such building,

•that is financed by obligations issued by a state, territory or possession of the United States, or any of their political subdivisions, the interest on which is excludable from gross income of the holders pursuant to Section 103(a)(1) of the Internal Revenue Code of 1986, or

•that is not of material importance to the total business conducted by us and our Subsidiaries, taken as a whole.

A “Restricted Subsidiary” is any Subsidiary of ours, but does not include a Subsidiary (i) that does not transact any substantial portion of its business in the United States and does not regularly maintain any substantial portion of its fixed assets in the United States, or (ii) that is engaged primarily in financing our operations or the operations of our Subsidiaries, or both.

“Secured Funded Debt” means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries.

A “Subsidiary” is a corporation or other entity in which we, or one or more of our other Subsidiaries, directly or indirectly, own more than 50% of the outstanding voting equity interests.

“Wholly-owned Restricted Subsidiary” means any Restricted Subsidiary in which we and our other Wholly-owned Restricted Subsidiaries own all of the outstanding Funded Debt and capital stock (other than directors’ qualifying shares).

Restrictions on Secured Funded Debt

The Indenture limits the amount of Secured Funded Debt that we and our Restricted Subsidiaries may incur or otherwise create, including by guarantee. Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after the incurrence or creation:

•the sum of:
o the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries (other than certain categories of Secured Funded Debt discussed below), plus
o the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to sale and leaseback transactions,

•does not exceed 15% of our Consolidated Net Tangible Assets.

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new Secured Funded Debt.

The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading “Restrictions on Secured Funded Debt”:

•Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly-owned Restricted Subsidiaries;

•Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. government or any state or any instrumentality thereof to secure certain payments;

•Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that the company becomes one of our Subsidiaries;

•Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which (1) exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries, including acquisitions by merger or consolidation, (2) secures the payment of any part of the purchase price of or construction cost for the property, shares of stock or Indebtedness or (3) secures any Indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of the property, shares of stock or Indebtedness or the completion of any construction of the property for the purpose of financing all or a part of the purchase price or construction cost of the property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading “Restrictions on Mergers and Sales of Assets” below;

•Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax under the Internal Revenue Code; and any extension, renewal or refunding of (1) any Secured Funded Debt permitted under the first paragraph under the heading “Restrictions on Secured Funded Debt” or (2) any Secured Funded Debt outstanding as of the date of the Indenture.

Restrictions on Sale and Leaseback Transactions

Under the Indenture, neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving a Principal Domestic Manufacturing Property, except a sale by a Restricted Subsidiary to us or another Restricted Subsidiary or a lease not exceeding three years, by the end of which we intend to discontinue use of the property, and except for any transaction with a local or state authority that provides financial or tax benefits, unless:

•the net proceeds of the sale are at least equal to the fair market value of the property; and

•within 120 days of the transfer, or two years if we hold the net proceeds of the sale in cash or cash equivalents, we purchase and retire debt securities and/or repay Funded Debt and/or make expenditures for the expansion, construction or acquisition of a Principal Domestic Manufacturing Property at least equal to the net proceeds of the sale.

In addition, the restriction does not apply if the sum of the aggregate fair market value of the property transferred in a sale and leaseback transaction and all Secured Funded Debt (other than the categories of Secured Funded Debt discussed above as not being included in the consideration of the covenant restricting Secured Funded Debt) does not exceed 15% of our Consolidated Net Tangible Assets.

Restrictions on Mergers and Sales of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted so long as:
•the resulting or acquiring entity, if other than us, is organized and existing under the laws of a United States jurisdiction and assumes responsibility for the payment of all amounts due on the debt securities and performance of the covenants in the Indenture;

•immediately after giving effect to the transaction, no event of default under the Indenture exists;

•steps have been taken to secure the debt securities equally and ratably with all indebtedness secured by a mortgage, lien or other similar encumbrance if as a result of such transaction, our properties or assets or Restricted Subsidiaries’ properties or assets would become subject to such mortgage, lien or other similar encumbrance not permitted pursuant to the provisions discussed above under the heading “Restrictions on Secured Funded Debt” without equally and ratably securing the debt securities; and

•we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the Indenture and that all conditions precedent to the transaction contained in the Indenture have been satisfied. If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor entity may exercise our rights and powers under the Indenture, in our name and, except in the case of a lease, we will be released from all obligations and covenants under the Indenture and under the debt securities and coupons.

Notwithstanding the foregoing provisions, we may transfer all of our property and assets to another corporation if, immediately after giving effect to the transfer, such corporation is our Wholly-owned Restricted Subsidiary and we would be permitted to become liable for an additional amount of Secured Funded Debt.

Event of Default

Each of the following events are defined in the Indenture as an “Event of Default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

•failure to pay interest on any debt security of that series for 30 days after the payment is due;

•failure to pay the principal of, or any premium on, any debt security of that series when due;

•failure to deposit any sinking fund payment on debt securities of that series when due;

•failure to perform any other covenant in the Indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•default in respect of any Indebtedness for money borrowed by us or any consolidated Subsidiary, or under any mortgage, indenture or instrument under which such Indebtedness is issued or secured, including a default with respect to debt securities of any other series, which default results in the acceleration of Indebtedness with an aggregate outstanding principal amount in excess of $50,000,000, unless the acceleration is rescinded, or such debt is paid or waived within 10 days after we have received written notice of the default in the manner specified in the Indenture;

•certain events in bankruptcy, insolvency or reorganization; or

•any other Event of Default that may be specified for the debt securities of that series when that series is created.

•If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately, except that, if the Event of Default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of the series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an Event of Default occurs and continues.

Modification and Waiver

Under the Indenture, certain of our rights and obligations and certain of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of a majority of the total principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting together as a class. However, the following modifications and amendments will not be effective against any holder without its consent:

•a change in the stated maturity date of any payment of principal or interest;

•a reduction in the principal amount of, or rate of interest on, any debt security or any change in the interest rate or method of calculating the interest rate applicable to any debt security;

•a reduction in the premium payable upon redemption of any debt security;

•a reduction in the amount of principal of an original issue discount debt security due and payable upon acceleration of the maturity of such debt security;

•a change in place of payment where, or the currency in which, any payment on the debt securities is payable;

•an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

•a reduction in the percentage of outstanding debt securities of any series required to consent to a modification or amendment of the Indenture or required to consent to a waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture.

Under the Indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities of any series of debt securities may waive compliance by us with certain restrictive provisions of the Indenture, on behalf of all holders of all series of debt securities to which such restrictive provision applies.

Under the Indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities may, on behalf of all holders of such series of debt securities, waive any past default under the Indenture, except:

•a default in the payment of the principal of, or any premium or interest on, any debt securities of that series; or

•a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Defeasance

Upon satisfaction of the following conditions, the Company shall be discharged from all of its obligations under the Notes, except for its obligations under certain sections of the Indenture (referred to below as a “Defeasance”):

•The Company shall irrevocably have deposited or caused to be deposited with the Trustee in trust for the holders of the notes (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms, and with no further reinvestment, will provide, not later than one day before the due date of any payment, lawful money of the United States in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of (and premium, if any) and interest on the Notes at or before the stated maturity date thereof (and to redeem any sinking fund Securities required to be redeemed prior to such payment and discharge) in accordance with the Indenture and the Notes.

•The Company shall have delivered to the Trustee an opinion of counsel stating that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or Defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit or Defeasance had not occurred, which opinion of counsel shall be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable Federal income tax law after the original issue date of the Notes such that a ruling is no longer required or a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel.

•The Company shall have delivered to the Trustee an officers’ certificate to the effect that the Notes, if then listed on any securities exchange or quoted on an automatic quotation system, will not be delisted or cease to be quoted as a result of such deposit.

•No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit.

•Such deposit or Defeasance shall not result in a violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound.

•Such Defeasance shall not result in the trust arising from such deposit constituting an investment company as defined in the Investment Company Act of 1940 or such trust shall be qualified under such act or exempt from regulation thereunder.

•Such Defeasance shall not cause the Trustee to have a conflicting interest under the Trust Indenture Act with respect to any Securities of the Company or any guarantor.

•The Company shall have delivered to the Trustee (i) an officers’ certificate stating that all conditions precedent provided for relating to such Defeasance or deposit have been complied with, and (ii) an opinion of counsel stating that all conditions precedent provided for relating to such Defeasance or deposit have been complied with.

All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to the above in respect of the Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any paying agent (including the Company acting as its own paying agent) as the Trustee may determine, to the holders of the Notes, of all sums due and to become due thereon in respect of principal and any premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay (in addition to any U.S. Government Obligations deposited pursuant to the above, and indemnify the Trustee against, any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to the above or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the holders of the Notes for which such deposit is made.

Anything in this section to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon request of the Company any money or U.S. Government Obligations held by it as provided above which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Defeasance.

“U.S. Government Obligations” means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligations or a specific payment of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

Book-Entry Delivery and Settlement

The Notes were issued in book-entry form and are represented by global notes deposited with, or on behalf of, a common depositary on behalf of Euroclear and Clearstream, and are registered in the name of the common depositary or its nominee. Except as described herein, certificated notes will not be issued in exchange for beneficial interests in the global notes.

Exchange of Global Notes for Certificates Notes

Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

•we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available;

•we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

•there has occurred and is continuing an event of default with respect to the Notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream (in accordance with their customary procedures).

Payments (including principal, premium and interest) with respect to Notes in certificated form may be made at the office or agency maintained for such purpose in London (initially the corporate trust office of the London paying agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the Notes, provided that all payments (including principal, premium and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions to the London paying agent at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof, subject, in each case, to surrender of the Notes to the London Paying Agent in the case of payments or principal or premium. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.